EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-61940 and 333-66982 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215 and 333-124777 on Form S-8 of Sonus Networks, Inc. of our reports dated March 13, 2006, relating to the financial statements of Sonus Networks, Inc. for the year ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Sonus Network, Inc.’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 13, 2006